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                                                                     Exhibit 8.1

                  [Letterhead of Luse Gorman Pomerenk & Schick]

September 17, 2002

Board of Directors
Clay County Savings and Loan Association
1178 West 152 Highway
Liberty, Missouri 64068

                  Re: Federal Income Tax Opinion Relating to the Conversion of Clay County Savings and Loan Association from a Federally-Chartered Mutual Savings and Loan Association to a Federally-Chartered Stock Savings Bank

Gentlemen:

         In accordance with your request, set forth below is the opinion of this firm relating to the Federal income tax consequences of the proposed conversion (the "Conversion") of Clay County Savings and Loan Association ("Bank") from a federally-chartered mutual savings and loan association to a federally-chartered stock savings bank. As part of the Conversion, Bank will change its name to Clay County Savings Bank. In the Conversion, all of Bank's to-be-issued capital stock will be acquired by CCSB Financial Corp., a newly organized Delaware corporation (the "Holding Company"). Hereafter, the term "Stock Bank" shall refer to Bank in its post-conversion stock form.

         For purposes of this opinion, we have examined such documents and questions of law as we have considered necessary or appropriate, including but not limited to the Holding Company's Registration Statement on Form SB-2 relating to the proposed issuance of up to 851,000 shares, subject to adjustment to up to 978,650 shares of common stock par value $.01 per share and the Plan of Conversion adopted by Bank on July 30, 2002 (the "Plan"), the Federal Mutual Charter and Bylaws of Bank, the Federal Stock Charter and Bylaws of Bank, and the Delaware Certificate of Incorporation and Bylaws of the Holding Company. In such examination, we have assumed and have not independently verified the authenticity of all original documents, the accuracy of all copies, and the genuineness of all signatures. We have further assumed the absence of adverse facts not apparent from the face of the instruments and documents we examined. Capitalized terms used herein but not defined herein shall have the same meaning as set forth in said documents.

         In issuing our opinion, we have assumed that the Plan has been duly and validly authorized and has been approved and adopted by the board of directors of Bank at a meeting duly called and held; that Bank will comply with the terms and conditions of the Plan, and that the various representations and warranties which are provided to us are accurate, complete, true and correct.

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Clay County Savings and Loan Association
September 17, 2002
Page 2

Accordingly, we express no opinion concerning the effect, if any, of variations from the foregoing. We specifically express no opinion concerning tax matters relating to the Plan under state and local tax laws and under Federal income tax laws except on the basis of the documents and assumptions described above.

         In issuing the opinion set forth below, we have relied solely on existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"); existing and proposed Treasury Regulations (the "Regulations") thereunder; current administrative rulings, notices and procedures; and court decisions. Such laws, regulations, administrative rulings, notices and procedures and court decisions are subject to change at any time. Any such change could affect the continuing validity of the opinions set forth below. This opinion is as of the date hereof, and we disclaim any obligation to advise you of any change in any matter considered herein after the date hereof.

         In rendering our opinion, we have assumed that the persons and entities identified in the Plan of Conversion will at all times comply with applicable state and Federal laws and the representations of Bank. In addition, we have assumed that the activities of the persons and entities identified in the Plan will be conducted strictly in accordance with the Plan. Any variations may affect the opinions we are rendering. For purposes of this opinion, we are relying on the representations provided to us by Bank, which are incorporated herein by reference.

                                   BACKGROUND

         Bank is a federally-chartered mutual savings and loan association which is in the process of converting to a federally-chartered stock savings bank. As a federally-chartered mutual savings and loan association, Bank has no authorized capital stock. Instead Bank, in mutual form, has a unique equity structure. A depositor in Bank is entitled to payment of interest on his account balance as declared and paid by Bank. A depositor has no right to a distribution of any earnings of Bank except for interest paid on his deposit but rather such earnings become retained earnings of Bank. However, a depositor has a right to share, pro rata, with respect to the withdrawal value of his account, in any liquidation proceeds distributed in the event Bank is liquidated. All of the interests held by a depositor cease when such depositor closes his account with Bank.

                              PROPOSED TRANSACTION

         The Holding Company has been formed under the laws of the State of Delaware for the purpose of the proposed transactions described herein, to engage in business as a savings bank holding company and to hold all of the stock of Stock Bank. The Holding Company will issue shares of its voting common stock ("Holding Company Conversion Stock"), upon completion of the mutual-to-stock conversion of Bank, to persons purchasing such shares as described in greater detail below.

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Clay County Savings and Loan Association
September 17, 2002
Page 3

         Following regulatory approval, the Plan provides for the offer and sale of shares of Holding Company Conversion Stock in a Subscription Offering pursuant to nontransferable subscription rights on the basis of the following preference categories: (i) Eligible Account Holders of Bank, (ii) Bank's tax-qualified employee plans such as the newly formed employee stock ownership plan, (iii) Supplemental Eligible Account Holders, and (iv) Other Members, as described in the Plan. All shares must be sold, and to the extent the stock is available, no subscriber will be allowed to purchase fewer than 25 shares of Holding Company Conversion Stock. If shares remain after all orders are filled in the four preference categories described above, the Plan calls for a Community Offering for the sale of shares not purchased under the preference categories, and a Syndicated Community Offering for the shares not sold in the Community Offering.

         Pursuant to the Plan, all such shares will be issued and sold at a uniform price per share. The aggregate purchase price at which all shares of Holding Company Conversion Stock will be offered and sold pursuant to the Plan will be equal to the estimated pro forma market value of Bank, as converted. The estimated pro forma market value will be determined by Keller & Company, an independent appraiser. The conversion of Bank from mutual-to-stock form and the sale of newly issued shares of the stock of Stock Bank to the Holding Company will be deemed effective concurrently with the closing of the sale of Holding Company Conversion Stock.

                               OPINION OF COUNSEL

         This opinion is given as of the date hereof. In issuing our opinion, we have referred solely to existing provisions of the Code, existing and proposed Treasury Regulations promulgated thereunder, current administrative rulings, notices and procedures and court decisions. Such laws, regulations, administrative rulings, notices and procedures and court decisions are subject to change at any time. Any such change could affect the continuing validity of such opinions.

         We emphasize that the outcome of litigation cannot be predicted with certainty and, although we have attempted in good faith to opine as to the probable outcome of the merits of each tax issue with respect to which an opinion was requested, there can be no assurance that our conclusions are correct or that they would be adopted by the Internal Revenue Service or a court.

         Based solely upon the foregoing information, we render the following opinion:

         1. Pursuant to the Conversion, the changes at the corporate level other than changes in the form of organization will be insubstantial. Based upon that fact and the fact that the equity interest of a depositor/member of a mutual savings association is more nominal than real, unlike that of a shareholder of a corporation, the conversion of the Bank from a mutual entity to a stock savings bank is a tax-free reorganization since it is a mere change in identity, form or place of organization within the meaning of Section 368(a)(1)(F) of the Code (see Rev. Rul. 80-105, 1980-1 C.B. 78). Neither the Bank nor the Stock Bank shall recognize gain or loss as a result of the

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Clay County Savings and Loan Association
September 17, 2002
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              Conversion. The Bank and the Stock Bank shall each be "a party to a reorganization" within the meaning of Section 368(b) of the Code.

         2. No gain or loss shall be recognized by the Stock Bank or the Holding Company on the receipt by the Stock Bank of money from the Holding Company in exchange for shares of the Stock Bank's capital stock or by the Holding Company upon the receipt of money from the sale of its Common Stock (Section 1032(a) of the Code).

         3. The basis of the assets of the Bank in the hands of the Stock Bank shall be the same as the basis of such assets in the hands of the Bank immediately prior to the Conversion (Section 362(b) of the Code).

         4. The holding period of the assets of the Bank in the hands of the Stock Bank shall include the period during which the Bank held the assets (Section 1223(2) of the Code).

         5. No gain or loss shall be recognized by the Eligible Account Holders and the Supplemental Eligible Account Holders of the Bank on the issuance to them of withdrawable deposit accounts in the Stock Bank plus interests in the liquidation account of the Stock Bank in exchange for their deposit accounts in the Bank or to the other depositors on the issuance to them of withdrawable deposit accounts (Section 354(a) of the Code).

         6. It is more likely than not that the fair market value of the nontransferable subscription rights to purchase Common Stock is zero. Accordingly, no gain or loss will be recognized by Eligible Account Holders and Supplemental Eligible Account Holders upon the distribution to them of the nontransferable subscription rights to purchase shares of Common Stock in the Holding Company (Section 356(a)). Eligible Account Holders and Supplemental Eligible Account Holders will not realize any taxable income as a result of the exercise by them of the nontransferable subscription rights (Rev. Rul. 56-572, 1956-2 C.B. 182).

         7. The basis of the deposit accounts in the Stock Bank to be received by the Eligible Account Holders, Supplemental Eligible Account Holders and other depositors of the Bank will be the same as the basis of their deposit accounts in the Bank surrendered in exchange therefor (Section 358(a)(1) of the Code). The basis of the interests in the liquidation account of the Stock Bank to be received by the Eligible Account Holders and Supplemental Eligible Account Holders of the Bank shall be zero (Rev. Rul. 71-233, 1971-1 C.B. 113).

         8. It is more likely than not that the basis of the Holding Company Common Stock to its stockholders will be the purchase price thereof (Section 1012 of the Code). The

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Clay County Savings and Loan Association
September 17, 2002
Page 5

              holding period of the Common Stock purchased pursuant to the exercise of subscription rights shall commence on the date on which the right to acquire such stock was exercised (Section 1223(6) of the Code).

         9. For purposes of Section 381 of the Code, Stock Bank will be treated as if there had been no reorganization. Accordingly, the taxable year of Bank will not end on the effective date of the Conversion merely because of the transfer of assets of Bank to Stock Bank, and the tax attributes of Bank will be taken into account by Stock Bank as if there had been no reorganization. (Treas. Reg. `1.381(b)-(1)(a)(2)).

         10. The part of the taxable year of Bank before the reorganization and the part of the taxable year of Stock Bank after the reorganization will constitute a single taxable year of Stock Bank. See Rev. Rul. 57-276, 1957-1 C.B. 126. Consequently, Bank will not be required to file a federal income tax return for any portion of such taxable year solely by reason of the Conversion. Treas. Reg. `1.381(b)-1(a)(2).

         11. The tax attributes of Bank enumerated in Code Section 381(c) will be taken into account by Stock Bank. Treas. Reg. `1.381(b)-1(a)
              (2).

         Notwithstanding any reference to Code Section 381 above, no opinion is expressed or intended to be expressed herein as to the effect, if any, of this transaction on the continued existence of, the carryover or carryback of, or the limitation on, any net operating losses of Bank or its successor, Stock Bank, under the Code.

         Our opinion under paragraph 6 above is predicated on the representation that no person shall receive any payment, whether in money or property, in lieu of the issuance of subscription rights. Our opinion under paragraphs 6 and 8 is based on the position that the subscription rights to purchase shares of Common Stock received by Eligible Account Holders, Supplemental Eligible Account Holders and Other Members have a fair market value of zero. We understand that the subscription rights will be granted at no cost to the recipients, will be legally non-transferable and of short duration, and will provide the recipient with the right only to purchase shares of Common Stock at the same price to be paid by members of the general public in any Community Offering. We also note that the Internal Revenue Service has not in the past concluded that subscription rights have value. Based on the foregoing, we believe it is more likely than not that the nontransferable subscription rights to purchase Common Stock have no value.

         If the subscription rights are subsequently found to have a fair market value, income may be recognized by various recipients of the subscription rights (in certain cases, whether or not the rights are exercised) and the Holding Company and/or the Stock Bank may be taxable on the distribution of the subscription rights.

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Clay County Savings and Loan Association
September 17, 2002
Page 6

                                     CONSENT

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form SB-2 ("Registration Statement") of the Holding Company filed with the Securities and Exchange Commission with respect to the Conversion and as an exhibit to the Application for Conversion on Form AC ("Form AC") of Bank filed with the OTS with respect to the Conversion. We also hereby consent to the references to this firm in the prospectus which is a part of both the Registration Statement and the Form AC.

                                 USE OF OPINION

         This opinion is rendered solely for the benefit of the Holding Company and Bank, and may not be quoted in whole or in part or otherwise referred to, nor is it to be filed with any governmental agency or other person without our prior written consent.

                                           Very truly yours,


                                           LUSE GORMAN POMERENK & SCHICK,
                                             A PROFESSIONAL CORPORATION



                                           By:/s/ Luse Gorman Pomerenk & Schick
                                              ---------------------------------